Exhibit 10.1

December 10, 2021

Michael K. Sergesketter

VIA E-MAIL

Dear Michael,

Inogen, Inc. (the “Company” or “Inogen”) is pleased to make the following offer of employment to you for the position of interim Executive Vice President, Chief Financial Officer, reporting to the Company’s President and Chief Executive Officer (“CEO”). You will render such business and professional services in the performance of your duties, consistent with your position within the Company, as will reasonably be assigned to you by the President & CEO and Inogen’s Board of Directors.  This position is based out of your home office located in Holland, Indiana, although you will be required to travel from time-to-time in connection with your role and responsibilities.

Your first day of employment with the Company is anticipated to be Monday, December 13, 2021.

Employment Term: Subject to the terms of this letter, your employment with Inogen will have an initial term of two months (the “Initial Term” and together with any extension of the employment term, the “Employment Term”), and the Employment Term will be automatically extend by additional month at the end of the Initial Term and at the end of month thereafter (each, an “Extension Date”), unless the Company or you provide the other party written notice at least 30 calendar days before the Extension Date that the Employment Term will not be extended.

Compensation:  The base compensation being offered for this position is $40,000 per month in cash, less applicable tax withholding, and payable at a biweekly rate of $18,461.54 in accordance with the Company’s standard pay practices. You will not be eligible or entitled to receive any bonuses or equity compensation during the Employment Term.

Completion Bonus:  Within 30 days of satisfactorily completing your Employment Term and returning all company property, you will be eligible to receive a $10,000 gross completion bonus subject to standard withholdings.

Benefits: As a full-time employee, you will be eligible to receive employee benefits made available by Inogen to its employees to the full extent of your eligibility, subject to the terms and conditions of the benefit plans. The Company reserves the right to modify its benefits at any time.

Expenses: Subject to the terms of the Company’s expense reimbursement policy, the Company will pay or reimburse all reasonable business expenses incurred in the performance of your duties, which are substantiated in accordance with the policy.

At-Will Employment: You should be aware that your employment with Inogen is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no

Inogen Inc. 301 Coromar Drive	-1-	MKS	NS
Goleta, CA 93117		EE	Co.

reason. Similarly, Inogen is free to conclude its employment relationship with you at any time, with or without cause.

Conflict of Interest: You agree that, during the term of your employment with Inogen, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Inogen is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Inogen.

Employment, Confidential Information, and Invention Assignment Agreement: As a condition of your employment with Inogen, you must sign and comply with an Employment, Confidential Information, and Invention Assignment Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Inogen and non-disclosure of proprietary information. See Exhibit 1, A-C.

Arbitration Agreement; Governing Law: In the event of any dispute or controversy arising out of, relating to, or in connection with your employment, it is the Company’s policy that all such disputes shall be settled by arbitration held in Dubois County, Indiana. As a condition of your employment with Inogen, you must sign an Arbitration Agreement prior to beginning employment with the Company. This Agreement will be governed by the laws of the State of Indiana.

General: This offer is made contingent upon a satisfactory background investigation and your ability to provide proof of identification and authorization to work in the United States, in accordance with the Immigration and Control Act of 1986. This letter, along with the other aforementioned employment-related agreement, set forth the terms of your employment with Inogen and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by written agreement, signed by you and the Company’s President & CEO.

If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, the remainder of this letter agreement will continue in full force and effect without said provision.

This offer expires on Sunday, December 12, 2021. To indicate your acceptance of this offer, please sign and date this letter in the space provided below, and scan back to me no later than that date.  It is a pleasure extending this offer to you, and we look forward to you joining the team.

Sincerely,

/s/ Nabil Shabshab

Nabil Shabshab

President & CEO

Accepted:	/s/ Michael K. Sergesketter	Date:	12/10/2021
Michael K. Sergesketter

Inogen Inc. 301 Coromar Drive	-2-	MKS	NS
Goleta, CA 93117		EE	Co.